EXHIBIT 10.12
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is effective as of the ___ day of October 2007, by and between Jeff Park (“Executive”) and SXC Health Solutions, Inc. (collectively, the “Company”).
RECITALS
     A. The Company wishes to continue to employ Executive, and Executive wishes to continue to be employed by the Company, as its Senior Vice President, Finance and Chief Financial Officer, and Executive desires to continue employment with the Company under the terms and conditions set forth in this Agreement.
     B. Executive acknowledges that as a member of the Company’s senior management team, Executive is one of the persons charged with responsibility for the implementation of the Company’s business plans, and that Executive is one of only a few Executives who will have regular access to confidential and/or proprietary information relating to the Company. Further, Executive acknowledges that Executive’s covenants to the Company hereinafter set forth are being made in partial consideration of the Company’s willingness to employ Executive under the terms and conditions set forth in this Agreement. As a condition of that employment, the Company requires that this Agreement be entered into pursuant to which Executive furnishes the Company with, among other things, certain covenants of Executive, including Executive’s covenant not to compete with the businesses of the Company for a reasonable period of time.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT RELATIONSHIP
     1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ or continue to employ to serve as Senior Vice President, Finance and Chief Financial Officer, and Executive hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     1.2 Duties. The Executive shall be the Company’s Senior Vice President, Finance and Chief Financial Officer and shall participate as a member of the Company’s Senior Executive Team. In addition, Executive shall be responsible for, among other things, managing the financial growth and development of the company, driving strategic mergers and acquisitions, managing investor and analyst relations, directing and overseeing the Company’s internal finance and accounting activities, and such other duties as may be reasonable requested by the Company, and such other duties as may be reasonably requested by the Company. Executive shall report to the Company’s CEO. Executive shall perform his duties under this Agreement at the Company’s facilities in Lisle, Illinois or any subsequent location of the Company’s primary administrative operations.
     1.3 Exclusive Employment. While employed by the Company hereunder, Executive covenants to the Company that he/she will devote his/her entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his/her good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Executive from spending such time as may be reasonably necessary to attend to Executive’s personal affairs and investments so long as such activities do not conflict or interfere with Executive’s obligations and/or timely performance of his/her duties to the Company.
     1.4 Executive Representations and Warranties as to Employability. Executive hereby represents and warrants to the Company that:
     (a) The execution, delivery and performance by Executive of this Agreement and any other agreements contemplated hereby to which Executive is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound;
     (b) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Executive has disclosed the material terms thereof to the Board prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Board);1
     (c) The Company has not requested, directly or indirectly, expressly or implicitly, that Executive use or disclose the trade secrets or other confidential information of any prior employer or other third party, and Executive warrants that he will not use or disclose such information;
     (d) Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and
     (e) Executive hereby acknowledges and represents that he/she has been given the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he/she fully understands the terms and conditions contained herein.
ARTICLE II
PERIOD OF EMPLOYMENT
     2.1 Employment Period. Executive’s employment hereunder shall commence on the date this Agreement is executed, and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”).
     2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date this Agreement is executed, above, and ending on December 31, 2008 (the “Initial Term”). The Employment Period shall be automatically extended for successive one (1) calendar year periods following the expiration of the Initial Term (each period being hereinafter referred to as an “Extension Term”) upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or Executive’s intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than sixty (60) days prior to the expiration of the Initial

Term or any Extension Term, as the case may be. If the Employment Period is not extended as a result of notice to Executive by the Company, and Executive’s employment with the Company terminates as a result thereof, then Executive’s termination shall be a treated as a Termination by the Company Without Cause.
ARTICLE III
COMPENSATION
     3.1 Annual Base Compensation. During the Employment Period the Company shall pay to Executive, at minimum, an annual base salary (the “Annual Base Compensation”) in the amount of two hundred fifty seven thousand and 00/100 dollars ($257,000). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Executive’s Annual Base Compensation shall be reviewed annually by the Company’s Chairman and CEO and the SXC Compensation Committee.
     3.2 Executive Incentive Compensation Bonus. In respect of each calendar year falling within the Employment Period, Executive shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Executive’s performance objectives (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at fifty percent (50%) of the Executive’s Annual Base Compensation, with the specific percentage determined by the Company’s Board of Directors after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Executive at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses. If the Executive’s employment terminates during the calendar year due to a Change In Control (5.4.d) or Termination Without Cause (5.4.c), the Executive shall receive a pro rata amount of the Incentive Compensation Bonus that Executive would have received if Executive remained employed throughout the calendar year. If the Executive’s employment terminates during the calendar year for any other reason, then no Incentive Compensation bonus shall be paid for that calendar year. To the extent practicable, the Company will notify Executive of Executive’s performance objectives for the year in January of that year.
     3.3 Expenses. During the Employment Period, Executive shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Executive’s duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
     3.4 Vacation. Executive shall be entitled to accrue over the course of the calendar year twenty (20) days of paid vacation time in accordance with the Company’s then current vacation policy; provided that unused vacation may be used by Executive in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time. Nothing in this Agreement shall cause Executive to forfeit any accrued but unused paid vacation time Executive had prior to entering into this Agreement.
     3.5 Insurance. During the Employment Period Executive shall be eligible to participate in the Company’s insurance programs on terms and conditions no less favorable than those made available generally to other similarly situated Executives, as such programs may be revised from time to time.

     3.6 Retirement Plan. Executive shall be eligible to participate in the Company’s deferred compensation plans, including its 401(k) plan.
     3.7 Grant of Stock Options
     a. Executive shall be permitted to participate in the Company’s Stock Option Plan in the same manner as the Company’s other Senior Vice Presidents, with future annual grants based on Executive’s performance as determined by the Company’s Chief Executive Officer.
     b. Except as otherwise provided in Section 5.2(e) of this Agreement, once vested, the Options shall have a five (5) year life.
     c. Upon a Change of Control (defined below), all of the Options shall vest.
     d. Upon a Termination without Cause (defined below), all unvested options that would otherwise vest within the twelve (12) month period commencing on the effective date of Executive’s termination, will immediately vest.
     3.8 Other Fringe Benefits. During the Employment Period, Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other Executives of the Company on the Senior Executive Team.
     3.9 Vehicle Allowance. Executive shall receive a monthly payment of Five Hundred and 00/100 dollars ($500.00) for Executive’s use of a personal automobile for business use (“Vehicle Allowance”). The Vehicle Allowance shall be subject to all required federal, state, and local withholding.
ARTICLE IV
COVENANTS OF EXECUTIVE
     4.1 Covenants Regarding Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential and Proprietary Information (defined below), or that Executive conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):
     (a) Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.
     (b) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company.
     (c) Upon request by the Company, Executive, at any time, whether during or after Executive’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.
     (d) The foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Executive’s own time, unless the Developments: (i) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
     4.2 Ownership and Covenant to Return Documents, etc. Executive agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Executive by the Company or are prepared, compiled or otherwise acquired by Executive during the Employment Period, shall be the sole and exclusive property of the Company. Executive shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Executive agrees that Executive will deliver all of the aforementioned documents and objects that may be in Executive’s possession to the Company on the termination of Executive’s employment with the Company, or at any other time upon the Company’s request.
     4.3 Nondisclosure Covenant. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information”) includes, but is not limited to, the Company’s trade secrets; information relating to the Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Executive’s obligations under a statutory or common law obligation) or (ii) obtained by Executive from a third party subsequent to the termination of Executive’s employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Executive agrees that during the Employment Period and at all times thereafter (a) Executive will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Executive’s own purposes or the purposes of another, except as required in the course of Executive’s employment for the benefit of the Company or as required by law, and (b) Executive will take all reasonable measures, in accordance with the Company’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.

     4.4 Noninterference Covenant. Executive agrees that during the Employment Period and for the Restricted Period, Executive will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other Executive of the Company (who is employed by the Company at the end of the Executive’s employment with the Company) to leave the employ of the Company. “Restricted Period” means (i) the Employment Period and (ii) the two (2) year period following the termination of Executive’s employment.
     4.5 Covenant of Nonsolicitation of Customers. Executive acknowledges the Company’s legitimate interest in protecting its customers for a reasonable period of time following the termination of Executive’s employment. Accordingly, Executive agrees that during the Restricted Period, Executive will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, where such business, products or services would be competitive with the Company’s business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term “Customer” means (i) a customer of the Company to which Executive sold or provided the Company’s products or services at any time during the two (2) year period immediately preceding the termination of Executive’s employment, (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Executive’s employment, or (iii) any entity as to which Executive acquired Confidential and Proprietary Information at any time during Executive’s employment with the Company.
     4.6 Covenant Not To Compete. Executive expressly acknowledges that (i) the Company is and will be engaged in the business of providing healthcare transaction processing services and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefit services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, and consumer web services; and (y) pharmacy practice management and point of sale (POS) systems for retail pharmacy (independents and chains), institutional /nursing home pharmacy, and high-volume mail order pharmacy; (ii) Executive is one of a limited number of persons who has extensive knowledge and expertise relevant to the business of the Company; (iii) Executive’s performance of his services for the Company hereunder will afford him full and complete access to and cause him to become highly knowledgeable about the Company’s confidential and Proprietary Information; (ivO the agreements and covenants contained in the section 4.6 are essential to protect the business and goodwill of the Company, because, if Executive enters into any activities competitive with the businesses of the Company, he will cause substantial harm to the Company; (v) he will be exposed the the company’s largest customers, which Executive acknowledges he would not have been exposed to but for his employment with the Company; (vi) the business territory of the Company at the time this Agreement was entered into constitutes the Untied States and Canada (Business Territory); and (vii) his covenants to the Company set forth in this Section 4.6 are being made in consideration of the Company’s willingness to employ him. Accordingly, Executive hereby agrees that during the Restricted Period, he shall not directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with ay business actively being engaged in by the Company or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of Executives employment with the Company, within the Business Territory. The preceding to the contrary notwithstanding, Executive shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.

     4.7 Remedies for Breach. Executive recognizes that the rights and privileges granted to Executive by this Agreement, and Executive’s corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Executive might be entitled from the Company. Accordingly, Executive understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Executive also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
ARTICLE V
TERMINATION
     5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term upon notice as provided in Section 2.2, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Executive’s death; (b) Executive’s Total Disability; (c) Executive’s Resignation; (d) Termination by the Company for Cause; (e) Termination by the Company Without Cause; or (f) Termination Arising Out of a Change of Control.
     5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:
     (a) Death, Total Disability, Resignation, and Termination by the Company for Cause. If the Triggering Event was Executive’s Death, Total Disability (defined below), Resignation, or a Termination by the Company for Cause (defined below), then Executive shall be entitled to receive Executive’s Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company’s employee welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.
     (b) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive’s Incentive Compensation Bonus, if any, pro rated to the Executive’s date of termination; and (iii) the Severance Benefit. “Severance Benefit” means a payment equal to the Executive’s Annual Base Compensation as of the date of termination, payable in twenty-four (24) semi-monthly payments, less required tax withholding, commencing within thirty (30) days from the day Company receives the Separation Agreement and General Release, executed by Executive. . Executive’s entitlement to the benefits provided in subsections 5.2(b)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release provided by the Company.
     (c) Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Executive’s Incentive Compensation Bonus, if any, pro rated to Executive’s date of termination; and (iii) the Change of Control Severance Benefit. Executive’s

entitlement to the benefits provided in subsections 5.2(c)(ii) and (iii) is contingent on Executive signing a Separation Agreement and General Release provided by the Company within a reasonable period of time following the date the Separation Agreement and General Release is provided to Executive. “Change of Control Severance Benefit” means a lump-sum payment, less required tax withholding, equal to one and one/half times the Executive’s Annual Base Compensation at the time of termination, plus the average of the previous two Incentive Compensation payments. The Change of Control Severance Benefit payments shall commence not later than thirty (30) days following the date the Company receives the executed Separation Agreement and General Release. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Executive to be subject to excise tax under Section 280G or Section 4999 of the Internal Revenue Code, or the corresponding section(s) of any future federal tax law, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax. All determinations of the amount of the reduction shall be made by the Company’s tax counsel, and the cost of making such determination shall be paid by the Company.
     (d) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Executive’s rights to salary, Executive benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Executive owes the Company against any amounts it owes Executive under this Agreement.
     (e) Treatment of Options. Executive may be required to exercise any vested options within ninety (90) days from date of the termination of his employment.
     5.3 Survival of Certain Obligations. The provisions of Articles IV, and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.
     5.4 Definitions. For purposes of Article V, the following definitions apply:
     (a) “Resignation” means a voluntary termination of Executive’s employment with the Company, including Executive’s declining of continued employment in the same or comparable position with the Company following a Change of Control.
     (b) “Termination by the Company for Cause” means termination by the Company of Executive’s employment for:
     (i) The failure of Executive to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (ii) A conviction of Executive by a court of competent jurisdiction of a felony;
     (iii) The refusal, failure or neglect of Executive to perform his duties under his employment agreement in a manner that is materially detrimental to the business or reputation of the Company unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;

     (iv) The engagement by the Executive in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of SXC; or
     (v) The pursuit by Executive of interests that are materially adverse to SXC unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (c) “Termination by the Company Without Cause” means a termination of Executive’s employment by the Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.
     (d) A “Termination Arising Out of a Change of Control” occurs when Executive resigns or is terminated without cause within twelve (12) months of a “Change In Control”, which shall be defined under this Agreement to mean any of the following occurrences:
     (i) Any person, other than SXC Health Solutions Corp. or an employee benefit plan of SXC Health Solutions Corp. or the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of SXC Health Solutions Corp. and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of SXC Health Solutions Corp.;
     (ii) The shareholders of SXC Health Solutions Corp. approve a merger, and such merger is completed, consolidation, recapitalization, or reorganization of SXC Health Solutions Corp. or the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 75% of the holders of outstanding voting securities of SXC Health Solutions Corp. immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
     (iii) The shareholders of SXC Health Solutions Corp. approve a plan of complete liquidation of SXC Health Solutions Corp. or the Company or an agreement for the sale or disposition by SXC Health Solutions Corp. of all or a substantial portion of assets (i.e., 50% or more) of the total assets of SXC Health Solutions Corp. or the Company.
     (e) “Total Disability” means Executive’s inability, because of illness, injury or other physical or mental incapacity, to perform Executive’s duties hereunder (as determined by the Board in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.

ARTICLE VI
GENERAL
     6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Executive may become a resident of a different state.
     6.2 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and Executive’s executors, administrators, personal representatives and heirs.
     6.3 Assignment. Executive expressly agrees for Executive and on behalf of Executive’s executors, administrators and heirs, that this Agreement and Executive’s obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive, Executive’s executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Executive.
     6.4 Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Executive by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Executive and the Company.
     6.5 Tax Provisions.
     (a) Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of Internal Revenue Code of 1986 (the “Code”), so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of Executive under Code section 409A(a)(l) shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment may be retroactive to the extent permitted by Code section 409A and may be made by Company without the consent of Executive). In particular, to the extent Executive becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Code section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided to Executive on the earlier of (i) Executive’s “separation from service” with Company (determined in accordance with Code section 409A); provided however, that if Executive is a “specified Executive” (within the meaning of Code section 409A), Executive’s date of payment shall be made on the date which is 6 months after the date of Executive’s separation of service with Company or (ii) Executive’s death. Any reference in this Agreement to Code section 409A shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
     (b) Compliance With Section 162(m) of the Code. Notwithstanding anything herein to the contrary, if the Company reasonably anticipates that the deduction of any payment to Executive hereunder will be limited or eliminated by the application of Code section 162(m), which generally limits the deduction of compensation paid by public corporations in excess of $1 million annually to certain executives, such payment shall be delayed until the earliest date at which the Company reasonably anticipates that the deduction of the payment would not be limited or eliminated by the application of Code section 162(m) or the calendar year during which the Executive’s employment with the Company terminates.
     6.6 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.
     6.7 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by Executive of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.
     6.8 Venue, Jurisdiction, Etc. Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Eighteenth Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Executive hereby submits to the jurisdiction of each such court. Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Executive at Executive’s address listed in the business records of the Company. Executive and the Company do each hereby waive any right to trial by jury, Executive or it may have concerning any matter relating to this Agreement.
     6.9 Indemnification of Executive.
          (a) Executive is hereby entitled to indemnification for Executive’s acts or omissions in Executive’s capacity as an Executive or officer of the Company to the same extent as the Company’s other senior Executives and in the manner provided by the Company’s bylaws. In addition the Company shall indemnify Executive for any damages suffered or incurred by Executive as a result of serving as an Officer of the Company provided that Executive has acted honestly and in good faith with a view to the best interest of the Company. Within ten (10) days after receipt of a claim for indemnification accompanied by evidence of the liability or expense subject to indemnification, the Company shall pay or cause to be paid the indemnification claim. Executive shall give notice to the Company no later than ten (10) days after such Executive hall have been served with written notice of any claim that may give rise to a claim for indemnification.
          (b) Subject to any rights of or duties to any insurer, reinsurer or other third party having liability for any claim made or brought against Executive, the Company shall have the right, at its option, to assume, at its own expense, the control of the defence thereof, including the employment of legal counsel reasonable satisfactory to Executive. If the Company exercised the foregoing right, Executive shall cooperate with the Company, and make available to it all information under the control of the Executive, which is relevant to the claim. If the Company does not exercise the foregoing right, Executive shall keep the Company reasonably apprised of the progress of the defence of the claim. Nothing herein shall preclude Executive, at Executive’s expense, from employing legal counsel of Executive’s choosing to participate in the defence of any claim made or brought against Executive in addition to legal counsel employed by the Company.
          (c) If the Company elects to assume control of the defence of any claim, the Company shall not settle or compromise the claim for and on behalf of Executive without the written consent of Executive; provided, however, that if the Company receives and offer of settlement or compromise from the other party or parties to the claim in a particular amount or obtains a commitment from such party or parties to accept a compromise or settlement in such amount if offered, and if such settlement or compromise requires only the payment of such amount, the granting of an appropriate release or similar accommodation, and no other relief, and Executive refuses to consent thereto and elects to continue to defend the claim, then the extent of the indemnity to which Executive shall be entitled hereunder shall be limited to such amount and the legal fees and expenses that Executive would have been entitled to receive from the Company if such compromise or settlement had been accepted.
     6.10 Directors and Officers Liability Insurance. The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Executive in Executive’s capacity as an Officer. The adequacy of the Directors and Officers liability insurance coverage shall be determined annually by the Board of Directors at its reasonable discretion.
     6.11 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.
     6.12 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     6.13 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:
Notices to Executive:
Jeffrey Park
Notices to Company:
SXC Health Solutions, Inc.
Attn: Chief Executive Officer
2441 Warrenville Road, Suite 610
Lisle, IL. 60532-3642

With Copies to:
Larry Zanger, Esq.
Holland & Knight LLP
131 South Dearborn, 30th Floor
Chicago, Illinois 60603
     6.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY:		EXECUTIVE:

SXC HEALTH SOLUTIONS, INC.

By:	/s/ Gordon S. Glenn	/s/ Jeffrey Park

Its:	Chairman & CEO	Jeffrey Park